Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-221334 on Form S-3 and No. 333-122978 on Form S-8 of our reports dated February 23, 2018, relating to the consolidated financial statements and financial statement schedule of Las Vegas Sands Corp., and the effectiveness of Las Vegas Sands Corp.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Las Vegas Sands Corp. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
February 23, 2018